Exhibit 99.1

Precis, Inc. Announces Third Quarter Results and

Executes Agreement to Merge with

Insurance Capital Management

For Immediate Release

Contact:	Bob Bintliff	Joe Diaz
	Chief Financial Officer	Lytham Partners, LLC
	Precis, Inc.	602-889-9660
972-343-6501

	Nancy Zalud	Annemarie Marek
	Senior Vice President	Marek & Company
	Insurance Capital Management USA Inc.	469-235-2166
817-820-2125

November 9, 2006 — Grand Prairie, Texas — Precis, Inc. (Nasdaq: PCIS), a provider of access to affordable healthcare services to the ever growing number of uninsured and/or underinsured in the United States, reported its financial results for the third quarter ended September 30, 2006.  Precis also announced that it has entered into an Agreement and Plan of Merger with Insurance Capital Management USA Inc. (“ICM”).

Financial Results

For the quarter, the company reported revenue from continuing operations of $5.3 million, compared to $7.2 million during the comparable quarter in 2005; a decrease of 26% from the comparable quarter last year; and a sequential decrease of $0.3 million or 6% from the previous quarter. The company reported a net loss from continuing operations for the quarter of $185,000, or $0.01 per diluted share, compared to net earnings from continuing operations of $239,000 or $0.02 per diluted share, for the comparable quarter in 2005.

The company’s operations used net cash of $293,000 during the quarter. The majority of that usage was attributable to the operating loss.  However, the company ended the quarter with $6.6 million of cash and no debt.  The company is still expecting to receive a refund of previously paid franchise taxes of $350,000 related to a successful redetermination of the manner in which it should be assessed Texas franchise taxes that was reported in last quarter’s results.

The company continued to experience declining revenue in its consumer healthcare services segment due to declining memberships in its programs.  The company expects to introduce new consumer healthcare savings programs, as well as new marketing initiatives, in early 2007 in conjunction with its merger-acquisition of ICM.

Merger Agreement

Precis has executed an Agreement and Plan of Merger with ICM.  Through its subsidiary Insuraco USA, L.L.C., ICM provides web-based technology and specialty products that enable insurance companies to improve their product distribution and marketing.  Its operations principally comprise the sale and marketing of individual health insurance products and related benefit plans, primarily through a broad network of independent agency channels in three markets:

•      Major medical / individual health insurance

•      Senior health insurance/ managed care

•      Specialty medical and benefit plans for affinity groups, associations, employer groups and other groups

ICM was founded by Peter W. Nauert, the former CEO of Ceres Group, Inc. and Pioneer Financial Services, both publicly-held companies in the insurance industry.  Upon completion of the merger of ICM into Precis, Mr. Nauert will be named CEO of the combined company.

Under the terms of the transaction, the shareholders of ICM will receive shares of Precis common stock in exchange for their shares of ICM and ICM will merger into Precis.  The number of shares to be issued will depend on ICM’s adjusted earnings before interest, tax, depreciation, and amortization.  If ICM records at least $1,250,000 of such cumulative earnings over four consecutive calendar quarters ending on or before December 31, 2007, the shareholders of ICM will receive 6,756,382 shares of Precis’ common stock, the maximum that can be issued under the Merger Agreement.  Assuming ICM achieves such earnings, on a post-merger basis Precis’ current shareholders will own approximately 67% of Precis and ICM’s shareholders will own approximately 33%.

The combination of Precis and ICM will provide consumers with a full range of insurance and non-insurance products that represent affordable solutions to access the healthcare they need.  The combined companies will have a significantly greater portfolio of products and the opportunity to grow into new markets.

“Since our mid-June announcement of our letter of intent to acquire ICM and Insuraco, we have worked diligently to bring this transaction to fruition.  We believe we can leverage across both companies to grow our distribution channels, offer a wider range of consumer-directed health care products, and improve our company’s access to capital markets,” said Nicholas J. Zaffiris, the Chairman of the Board for Precis.  “We are confident that under the leadership of Peter W. Nauert as Precis’ new CEO, our potential to return to profitability will be greatly enhanced and that the results of the merger will be accretive to earnings in fiscal 2007.”

Mr. Zaffiris continued, “Once our preliminary proxy statement is reviewed and completed, a definitive proxy statement will be mailed to our stockholders to vote on the approval of the merger.  At that meeting, we will also ask shareholders to approve an amendment to our Certificate of Incorporation to change our name to Access Plans USA, Inc. to more accurately reflect the mission of our combined companies.  We look forward to our annual shareholder meeting and encourage shareholders to read the proxy statement carefully when it becomes available because it will contain important information about the merger, and other matters.”

“I believe that the combination of ICM’s strong distribution channels, product development capabilities and electronic sales platform with Precis’ Care Entrée and Access HealthSource divisions represents a significant opportunity for the combined companies to be a powerful force in a rapidly changing healthcare marketplace.  Both Precis and ICM are passionate about building on their respective capabilities and are committed to improving shareholder value, delivering innovative products using cutting-edge platforms, and providing excellent customer service,” said Peter W. Nauert, founder and CEO of ICM and Insuraco.

Other matters to be voted upon by Precis’ shareholders include the election of five directors, amendments to its 2002 Non-Employee Stock Option Plan, and ratification of the appointment of its public accounting firm.  Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Precis through the SEC’s web site at http://www.sec.gov.  In addition, stockholders will be able to obtain free copies of the proxy statement from the Precis web site at www.precis-pcis.com.  Precis expects that the meeting of its shareholders will take place at 10:00 a.m. on December 29, 2006, but that date is subject to change in the event that its final proxy statement is not completed in time for adequate notice to be given to its shareholders.

Precis will discuss these results in a conference call scheduled for today at 4:00 p.m. Eastern. Interested parties can access the call by dialing (877) 858-9308 (domestic) or (706) 643-0580 (international) or by accessing the web cast at http://www.precis-pcis.com/ir/IRindex.html. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 1470878, for 3 days following the call and the web cast can be accessed at http://www.precis-pcis.com/ir/IRindex.html for 30 days.

About Precis, Inc.

Precis, Inc. and its subsidiaries provide affordable consumer driven health care solutions as alternatives to traditional health insurance.  The companies market non-insurance health care savings programs, and offer third party claims administration, provider network management, and utilization management services for employer groups that utilize partially self funded strategies to finance their employee benefit programs. For more information on Precis and its subsidiary Access Administrators, visit www.precis-pcis.com, and www.accesshealthsource.com, respectively.

About Insurance Capital Management USA Inc. and Insuraco USA, L.L.C.

Insurance Capital Management USA, Inc. (ICM) and its wholly owned subsidiary Insuraco USA, L.L.C. provide web-based technology, specialty products and marketing for insurance and financial services.  ICM’s team of sales, marketing and technology professionals enable insurance, healthcare and financial service companies to improve their product distribution and marketing.  ICM utilizes web-based technology, its nationwide agent distribution and direct call center programs to provide superior customer and marketing support.  For more information, go to www.icmusa.com.

Disclaimer

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

Financial Tables on Following Page

Precis, Inc.

Condensed Consolidated Statement of Operations and Balance Sheet Data

(Dollars in Thousands, Except Per Share Amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Statement of Operations Data:
Product and service revenues	$5,315	$7,200	$17,085	$23,466
Total operating expenses	5,615	6,940	17,443	34,212
Operating (loss) income	(300)	260	(358)	(10,746)
(Loss) earnings before income taxes	(205)	320	(99)	(10,647)
(Benefit) provision for income taxes	(20)	81	(485)	19
Net (loss) earnings from continuing operations	(185)	239	386	(10,666)

(Loss) from discontinued operations	—	(109)	(789)	(81)

Net (loss) earnings applicable to shareholders	$(185)	$130	$(403)	$(10,747)

(Loss) earnings applicable to shareholders per share:
Basic:
Continuing operations	$(0.01)	$0.02	$0.03	$(0.87)
Discontinued operations	$—	$(0.01)	$(0.06)	$(0.01)
Diluted:
Continuing operations	$(0.01)	$0.02	$0.03	$(0.87)
Discontinued operations	$—	$(0.01)	$(0.06)	$(0.01)

	September 30, 2006	December 31, 2005
Balance Sheet Data:
Cash and cash equivalents	$6,612	$6,261
Working capital	$4,738	$4,692
Total assets	$27,276	$30,864
Total liabilities	$6,694	$10,500
Stockholders’ equity	$20,582	$20,364